Exhibit 10.52

FIRST AMENDMENT TO CONSULTING AGREEMENT

This First Amendment to Consulting Agreement (the “Amendment”) is effective as of this the 29th day of April, 2011 (the “Effective Date”) by and between Bristol Capital, LLC, a Delaware limited liability company with principal offices at 6353 W. Sunset Boulevard, Suite 4006, Hollywood, California 90028 (“Consultant”) and Miller Energy Resources, Inc., a Tennessee corporation with its principal place of business at 3651 Baker Highway, Huntsville, Tennessee 37756 (the “Company”).  Consultant and the Company are collectively referred to as the “Parties” and each is individually a “Party.”

WHEREAS, Company and Consultant are parties to that certain Consulting Agreement dated March 12, 2010 (the “Agreement”); and

WHEREAS, the Agreement has since expired; and

WHEREAS, the Parties wish to amend the Agreement to provide for its continuation on substantially the same terms.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Paragraph 2 of the Agreement is amended as follows: The term of the Agreement is amended to be two years, and the Agreement shall terminate on March 11, 2012.

2.	Paragraph 5 is deleted in its entirety and replaced with the following:

5.  COMPENSATION.

(a)       Upon the execution of this Agreement, Company agrees to pay Consultant the following as consideration for the services rendered under this Agreement:  The Company shall issue to Consultant or its designees (i) a warrant (the “Warrant”) to purchase 300,000 shares of common stock of the Company (the “Warrant Shares”) at a price per share of $2.50 (the “Warrant Exercise Price”), exercisable for a period of five (5) years, with either cash or on a cashless basis as set forth in the Warrant.

(b)       The Warrant Shares shall be included in the next registration statement to be filed by the Company (the “Registration Statement”), provided such Registration Statement is not filed on Form S-8.  In consideration of Consultant’s agreement to engage in various efforts on behalf of the Company, the Company hereby agrees to exercise "best efforts" to effectuate the effectiveness of the Registration Statement as soon practicable following the filing of such Registration Statement.  In the event that the Company fails to file any registration statement within six (6) months following the execution of this Agreement, the Company shall instruct its counsel to issue a legal opinion to Consultant providing that the Warrant may be sold pursuant to Rule 144 starting on the sixth month anniversary of the date of this Agreement (the “144 Opinion”).  The Company shall be responsible for all costs associated with obtaining and delivering the 144 Opinion.

(c)        In the event that Consultant exercises its Warrant following the effectiveness of the Registration Statement (the “Exercise”), the Company shall within three (3) business days of such Exercise execute a written request to its transfer agent to issue and deliver to Consultant, or its agent, a common stock certificate for the number of freely tradable shares of the Company’s common stock that Consultant is entitled to pursuant to the Exercise, which shall bear no restrictive legend.

(d)       Consultant shall be entitled to payment in the event the Company secures mezzanine debt financing during the term of this Agreement.  Such payment shall equal three percent (3%) of the gross proceeds received by the Company and shall be payable each time a portion of the financing is made available to the Company.  For example, if the Company is given access to $30,000,000 of a $100,000,000 line of credit at closing, the amount payable to Consultant would be 3% of $30,000,000, or $900,000.  If three months later, the Company draws another $30,000,000, for a total amount outstanding of $60,000,000, Consultant shall be due another payment of $900,000 for the additional draw.  Consultant shall only be entitled to payment for amounts actually accessed by the Company from such financing, and shall be limited to three percent (3%) of the total amount available, regardless of whether the Company is permitted to repay a portion of the debt and later re-draw such monies.  In the example described herein, Consultant would be limited to a maximum payment of $3,000,000, for a $100,000,000 line of credit.

3.   Upon the execution of this Amendment (the “Execution Date”), Company agrees to pay Consultant the following as consideration for the services rendered under the Agreement:

(a)       The Company shall issue to Consultant or its designees (i) a warrant (the “2Y Warrant”) to purchase 300,000 shares of common stock of the Company (the “2Y Warrant Shares”) at the closing price of the Company’s common stock on  the Execution Date per share (the “2Y Warrant Exercise Price”), exercisable for a period of five (5) years from the date of this Amendment, with either cash or on a cashless basis as set forth in the Warrant.  The closing price of the Company’s common stock on the Execution Date was: $5.51.

(b)       The Warrant Shares and 2Y Warrant Shares shall be included in the next registration statement to be filed by the Company (the “Registration Statement”), provided such Registration Statement is not filed on Form S-8.  In consideration of Consultant’s agreement to engage in various efforts on behalf of the Company, the Company hereby agrees to exercise "best efforts" to effectuate the effectiveness of the Registration Statement as soon practicable following the filing of such Registration Statement.  Notwithstanding the foregoing, if the Company determines in its best judgment that it should not include the Warrant Shares or the 2Y Warrant Shares in the next Registration Statement due to the request of underwriters or placement agents in connection with a Company financing, the Company may delay the inclusion of the Warrant Shares or the 2Y Warrant Shares.

(c)       In the event that the Company fails to file any registration statement within six (6) months following the execution of this Agreement, the Company shall instruct its counsel to issue a legal opinion to Consultant providing that the Warrant Shares may be sold pursuant to Rule 144 starting on the sixth month anniversary of the date of this Agreement (the “144 Opinion”).  The Company shall be responsible for all costs associated with obtaining and delivering the 144 Opinion.

(d)       In the event that Consultant exercises its Warrant or the 2Y Warrant following the effectiveness of the Registration Statement (the “Exercise”), the Company shall within three (3) business days of such Exercise execute a written request to its transfer agent to issue and deliver to Consultant, or its agent, a common stock certificate for the number of freely tradable shares of the Company’s common stock that Consultant is entitled to pursuant to the Exercise, which shall bear no restrictive legend.

4.   The remaining terms of the Agreement not modified herein shall continue in full force and effect.  To the extent that a conflict arises between the terms of the Agreement and this Amendment, this Amendment shall control.  All terms not herein defined shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the Execution Date.

MILLER ENERGY RESOURCES, INC.	BRISTOL CAPITAL, LLC

______/s/ Scott M. Boruff________	______/s/ Paul Kessler_______
Name: Scott M. Boruff	Name: Paul Kessler
Title: Chief Executive Officer	Title: Manager